Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ONEOK, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share(3)		Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other(2)	969,190	$66.39	(2)	$64,344,524.10	$110.20 per $1,000,000	$7,090.77

Total Offering Amounts						$64,344,524.10		$7,090.77

Total Fee Offsets								$0

Net Fee Due								$7,090.77

(1)	This registration statement on Form S-8 (the “Registration Statement”) includes 969,190 shares of common stock, par value $0.01 per share (the “Common Stock”), of ONEOK, Inc. (the “Company”) that may be issuable to holders of certain restricted stock units and performance stock units of the Company, in connection with the merger (the “Merger”) of Otter Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”), with and into Magellan Midstream Partners, L.P. (“Magellan”), pursuant to the agreement and plan of merger entered into on May 14, 2023 (the “Merger Agreement”), among the Company, Magellan and Merger Sub.

(2)	This Registration Statement, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), covers an indeterminate number of additional shares of our Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction.

(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee (based on the average of the highest and lowest sale prices of the Common Stock on the New York Stock Exchange on September 21, 2023).